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Exhibit 4.3

NUMBER	(SEE REVERSE SIDE FOR LEGEND)	WARRANTS
VTG-WS	THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M. EASTERN TIME, , 2011 OR UPON EARLIER REDEMPTION
	Vantage Energy Services, Inc.	CUSIP 92209F 11 0
WARRANT

THIS CERTIFIES THAT, for value received

is the registered holder of a Warrant or Warrants expiring at 5:00 p.m., Eastern Time, [            ] 2011 [four years from the effective date of the registration statement], or upon earlier redemption (the "Warrant"), to purchase one fully paid and non-assessable share of Common Stock, par value $0.001 per share ("Shares"), of Vantage Energy Services, Inc., a Delaware corporation (the "Company"), for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) [            ], 2008 [one year from the effective date of the registration statement] and (ii) the completion by the Company of an acquisition through merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar transaction, or a combination of any of the foregoing, of one or more operating businesses, that is its initial business combination and which meets the size, timing and other criteria outlined in the Company's registration statement on Form S-1 initially filed with the Securities and Exchange Commission on November 9, 2006 (File No. 333-138565), as amended ("Business Combination"), such number of Shares of the Company at the price of $6.00 per share, upon surrender of this Warrant Certificate accompanied by the annexed duly executed subscription form and payment of the Warrant Price (as hereinafter defined) at the office or agency of the Warrant Agent, 17 Battery Place, New York, New York 10004 (such payment to be made by check made payable to the Warrant Agent), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agreement"). In no event shall the registered holder of this Warrant be entitled to receive a net-cash settlement, shares of common stock or other consideration in lieu of physical settlement in Shares of the Company. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Warrant Shares purchasable hereunder, may, subject to certain conditions, be adjusted. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or his assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant

Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

The Company reserves the right to redeem all (but not part) of the then outstanding Warrants, with a notice of redemption in writing to the holders of record of the Warrants then outstanding, giving 30 days' notice of such redemption at any time after such Warrants become exercisable if the last sale price of the Shares has been at least $11.50 per share on each of 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of such redemption is given. The Company may not redeem the Warrants unless the Warrants comprising the units sold in this offering and the shares of common stock underlying those Warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. The redemption price of the Warrants is to be $.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of redemption shall be cancelled on the books of the Company and have no further value except for the $.01 redemption price.

By:	Vantage Energy Services, Inc. CORPORATE THE STATE OF DELAWARE
Chief Executive Officer	SEAL 2006	Secretary
COUNTERSIGNED:
Continental Stock Transfer & Trust Company, as Warrant Agent
Authorized Officer

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise                        Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)
(ADDRESS)
(TAX IDENTIFICATION NUMBER)

ASSIGNMENT
To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,                        hereby sells, assigns, and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

                        of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints                        Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT OF THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE OR THE NEW YORK STOCK EXCHANGE.

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SUBSCRIPTION FORM
ASSIGNMENT To Be Executed by the Registered Holder in Order to Assign Warrants